Exhibit 99.1

FOR IMMEDIATE RELEASE

Ducommun Reports Results for the

First Quarter Ended March 31, 2012

Strong Aerospace Growth, Cash Flow Improvement and Margin Expansion

LOS ANGELES, California (May 7, 2012)—Ducommun Incorporated (NYSE:DCO) today reported results for its first quarter ended March 31, 2012.

Highlights

•	Net sales increased 85% to $184.3 million for the first quarter of 2012 versus the first quarter of 2011, including sales of $84.4 million from the acquisition of LaBarge, Inc. (“LaBarge”)

•	The Company reported net income of $2.4 million, or $0.23 per diluted share, for the first quarter of 2012

•	Adjusted EBITDA grew to $19.0 million in the first quarter of 2012 from $9.1 million in the first quarter of 2011

•	Cash flow from operations improved $20.5 million in the first quarter versus the prior-year period

•	Ducommun ended the quarter with a record backlog of approximately $647 million.

“Our first quarter showed strong commercial aerospace growth and improvement in many of our financial metrics,” said Anthony J. Reardon, president and chief executive officer. “Ducommun’s adjusted EBITDA climbed to 10.3% of revenue from 9.1% in the first quarter of 2011, and we reduced our seasonal cash usage by $20.5 million versus first quarter 2011. With our backlog at record levels, the Company continues to benefit from increasing demand across its aerospace platforms, offsetting some near-term weakness in the industrial and natural resources end markets. We feel confident that margins will expand going forward, accompanied by solid cash flow generation, as we achieve operating synergies and pursue new business development initiatives.”

First Quarter Results

Sales for the first quarter of 2012 increased 85% to $184.3 million, compared with $99.6 million for the first quarter of 2011, reflecting $84.4 million in revenue from the acquisition of LaBarge. The Company reported net income of $2.4 million, or $0.23 per fully diluted share, compared with net income of $2.9 million, or $0.27 per fully diluted share, for the comparable period last year.

Adjusted EBITDA for the first quarter of 2012 increased to $19.0 million, or 10.3% of revenues, compared with $9.1 million, or 9.1% of revenues, for the comparable period last year.

Cash flow used in operations during the first quarter of 2012 was $4.8 million, as compared to usage of $25.3 million in the prior year’s first quarter. The $20.5 million improvement reflects better working capital management and higher operating efficiency.

Ducommun AeroStructures (DAS)

The DAS segment reported net sales for the first quarter of $74.3 million, compared with $72.2 million in the prior-year period, representing an increase of 2.9%. The higher revenues were primarily the result of increased shipments of commercial aerospace products. Operating income for the 2012 first quarter was $6.6 million, or 8.9% of revenues, compared with $7.1 million, or 9.8% of revenues, for the prior-year period. Operating income in 2012 was impacted by a higher proportion of sales of lower margin products. Adjusted EBITDA was $8.6 million, or 11.6% of revenues, compared with adjusted EBITDA of $9.6 million, or 13.3% of revenues, for the prior year period.

Ducommun LaBarge Technologies (DLT)

The DLT segment reported net sales for the first quarter of 2012 of $110.1 million, compared with $27.3 million in the first quarter of 2011, reflecting sales of $84.4 million from the acquisition of LaBarge. Operating income for the first quarter of 2012 was $8.3 million, or 7.5% of revenues, compared with operating income of $2.1 million, or 7.8% of revenues, in the 2011 first quarter. Adjusted EBITDA was $13.2 million, or 12.0% of revenues, compared with adjusted EBITDA of $3.0 million, or 10.9% of revenues, in the first quarter of 2011.

Corporate General and Administrative Expenses (CG&A)

CG&A expenses for the first quarter of 2012 were $3.0 million, or 1.6% of revenues, as compared with $4.9 million, or 5.0% of revenues, in the 2011 first quarter. CG&A was lower year-over-year primarily due to the reduction in transaction-related expenses from the LaBarge acquisition and integration cost synergies.

“We are pleased to see attractive build rates across the majority of our commercial aerospace programs, and we remain committed to achieving improved operating results in 2012,” Mr. Reardon added. “We are focused on driving margin expansion going forward, which is paramount to ensuring greater returns for our shareholders. With a strong product portfolio across a variety of end markets and a focus on delivering total customer satisfaction, we expect to continue to strengthen our market position.”

Conference Call

A teleconference hosted by Anthony J. Reardon, the Company’s president and chief executive officer, and Joseph P. Bellino, the Company’s vice president and chief financial officer, will be held on Tuesday, May 8, 2012 at 10:00 AM PT (1:00 PM ET) to review these financial results. To participate in the teleconference, please call 800-215-2410 (international 617-597-5410) approximately ten minutes prior to the conference time stated above. The participant passcode is 83260671. Mr. Reardon and Mr. Bellino will be speaking on behalf of the Company and anticipate the meeting and Q&A period to last approximately 45 minutes.

This call is being webcast by Thomson Reuters and can be accessed directly at the Ducommun website at www.ducommun.com. Conference call replay will be available after that time at the same link or by dialing 888-286-8010, passcode 50818777.

About Ducommun Incorporated

Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace, defense, and other industries through a wide spectrum of electronic and structural applications. The company is an established supplier of critical components and assemblies for commercial aircraft and military and space vehicles as well as for the energy market, medical field, and industrial automation. It operates through two primary business units – Ducommun AeroStructures (DAS) and Ducommun LaBarge Technologies (DLT). Additional information can be found at www.ducommun.com.

Statements contained in this press release regarding other than recitation of historical facts are forward-looking statements. These statements are identified by words such as “may,” “will,” “ begin,” “ look forward,” “expect,” “believe,” “intend,” “anticipate,” “should”, “potential,” “estimate,” “continue,” “momentum” and other words referring to events to occur in the future. These statements reflect Company’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including, but not limited to, the state of the world financial, credit, commodities and stock markets, any difficulties, delays or failure in, or unanticipated costs of, realizing the expected synergies of the LaBarge acquisition, and uncertainties regarding the Company, its businesses and the industries in which it operates, which are described in the Company’s filings with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:

	Joseph P. Bellino	or	Chris Witty
	Vice President and Chief Financial Officer		Investor Relations
	(310) 513-7211		(646) 438-9385 /cwitty@darrowir.com

[Financial Tables Follow]

DUCOMMUN INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,	April 2,
	2012	2011
Sales and Service Revenues:
Product sales	$177,502	$91,333
Service revenues	6,841	8,220

Net Sales	184,343	99,553

Operating Costs and Expenses:
Cost of product sales	144,403	74,839
Cost of service revenues	5,469	6,306
Selling, general and administrative expenses	22,612	14,149

Total Operating Costs and Expenses	172,484	95,294

Operating Income	11,859	4,259
Interest Expense, Net	(8,239)	(260)

Income Before Taxes	3,620	3,999
Income Tax Expense, Net	(1,230)	(1,076)

Net Income	$2,390	$2,923

Earnings Per Share:
Basic earnings per share	$0.23	$0.28
Diluted earnings per share	$0.23	$0.27
Weighted Average Number of Common Shares Outstanding:
Basic	10,546	10,526
Diluted	10,574	10,634

DUCOMMUN INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	(Unaudited)
	March 31,	December 31,
	2012	2011
Assets
Current Assets:
Cash and cash equivalents	$31,212	$41,449
Accounts receivable	94,723	96,174
Unbilled receivables	3,313	3,286
Inventories	157,292	154,503
Production cost of contracts	19,988	18,711
Deferred income taxes	12,286	12,020
Other current assets	10,913	14,648

Total Current Assets	329,727	340,791
Property and Equipment, Net	99,524	98,477
Goodwill	163,845	163,845
Intangibles	184,979	187,854
Other Assets	16,369	17,120

	$794,444	$808,087

Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of long-term debt	$1,950	$1,960
Accounts payable	57,155	60,675
Accrued liabilities	42,056	53,823

Total Current Liabilities	101,161	116,458
Long-Term Debt, Less Current Portion	389,795	390,280
Deferred Income Taxes	71,465	72,043
Other Long-Term Liabilities	24,709	25,022

Total Liabilities	587,130	603,803

Commitments and Contingencies
Shareholders’ Equity:
Common stock	107	107
Treasury stock	(1,924)	(1,924)
Additional paid-in capital	65,018	64,378
Retained earnings	151,438	149,048
Accumulated other comprehensive loss	(7,325)	(7,325)

Total Shareholders’ Equity	207,314	204,284

	$794,444	$808,087

DUCOMMUN INCORPORATED AND SUBSIDIARIES

BUSINESS SEGMENT PERFORMANCE

(In thousands)

(Unaudited)

	Three Months
	March 31,	April 2,
	2012	2011	Change
Net Sales:
Ducommun AeroStructures	$74,287	$72,204	2.9%
Ducommun LaBarge Technologies	110,056	27,349	302.4%

Total Net Sales	$184,343	$99,553	85.2%

Segment Operating Income (1)
Ducommun AeroStructures	$6,591	$7,067
Ducommun LaBarge Technologies (5)	8,302	2,123

	14,893	9,190
Corporate General and Administrative Expenses (3)(5)	(3,034)	(4,931)

Total Operating Income	$11,859	$4,259

EBITDA (1)
Ducommun AeroStructures
Operating Income	$6,591	$7,067
Depreciation and Amortization	2,056	2,557

	8,647	9,624
Ducommun LaBarge Technologies
Operating Income	8,302	2,123
Depreciation and Amortization	4,697	850

	12,999	2,973
Corporate General and Administrative Expenses (2)(3)
Operating Loss	(3,034)	(4,931)
Depreciation and Amortization	51	4

	(2,983)	(4,927)

EBITDA	$18,663	$7,670

Adjusted EBITDA
Acquisition-related transaction expenses (3)(4)	$151	$1,400
Acquisition-related change-in-control compensation expenses (5)	216	—

	367	1,400

Adjusted EBITDA	$19,030	$9,070

Capital Expenditures:
Ducommun AeroStructures	$2,457	$759
Ducommun LaBarge Technologies	2,437	687
Corporate Administration	23	63

Total Capital Expenditures	$4,917	$1,509

(1)	Before certain allocated corporate overhead.
(2)	Includes approximately $0.15 million and $1.4 million of acquisition-related transaction expenses related to the LaBarge acquisition in the three months ended March 31, 2012 and April 2, 2011, respectively.
(3)	Certain expenses, previously incurred by the operating units, are now included in the corporate general and administrative expense as a result of the Company's organizational changes.
(4)	Includes investment banking, accounting, legal, tax and valuation expenses as a direct result of the LaBarge acquisition.
(5)	Includes approximately $0.22 million of acquisition-related transaction costs resulting from a change-in-control provision for certain LaBarge key executives and employees arising in connection with the LaBarge acquisition in the three months ended March 31, 2012.